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                                                                    Exhibit 23.1








                         CONSENT OF INDEPENDENT AUDITOR





To the Board of Directors of
Mid Ocean Limited




We consent to the incorporation by reference in the registration statement (No. 33-78626) on Form S-8 and Form S-3 of Mid Ocean Limited of our report dated November 25, 1996, relating to the consolidated balance sheets of Mid Ocean Limited and subsidiary as of October 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended October 31, 1996 and our report dated November 25, 1996 on the schedules included in Form 10-K which reports appear in the October 31, 1996 annual report on Form 10-K of Mid Ocean Limited by reference.










Hamilton, Bermuda                                        KPMG Peat Marwick
January 29, 1997                                         Chartered Accountants